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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     [X] Filed by the Registrant
     [ ] Filed by a Party other than the Registrant
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only

                                               (as permitted by Rule
                                               14a-6(e)(2))

     [ ] Definitive Proxy Statement


     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               REXENE CORPORATION

                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:  $

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                           [REXENE CORPORATION LOGO]


                     STOCKHOLDERS WIN WITH REXENE'S PROGRAM



                                                                   April 9, 1997



DEAR STOCKHOLDER:



      On April 30, you will decide whether to support your Board of Directors and endorse its program to maximize the value of your investment in Rexene, or hand over control of your Company to the Wyser-Pratte group. DON'T RISK YOUR INVESTMENT ON THE SPECULATIVE PROMISES OF THIS GROUP. SUPPORT YOUR BOARD OF DIRECTORS BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD TODAY.



                            CONSIDER THE FACTS . . .



      REXENE'S CURRENT BOARD OFFERS YOU REAL VALUE ENHANCEMENT OPPORTUNITIES. On April 7, 1997, Rexene commenced a "Dutch Auction" self-tender offer for up to approximately 11.5% of the Company's outstanding shares. Under the terms of the self-tender, the Company is inviting stockholders to tender shares at prices between $14 and $16 per share. Based on the number of shares tendered and the prices specified by tendering stockholders, the Company will determine the single per share price within that price range that will allow the Company to purchase up to 2,156,250 shares. As previously announced, the remaining $50 million contemplated by the Company's share repurchase program has been submitted for your approval at the April 30 special meeting.



      The share repurchase program, including the "Dutch Auction" self-tender offer, demonstrates the Board's confidence in the Company's capital program and future outlook. At the same time, our "Dutch Auction" offer is available to all stockholders and will assist those with a short-term investment return horizon who want to sell their shares at a premium to currently prevailing market prices.



      Your Board stands on its record of acting in stockholders' best interests. We have listened to our investors and produced a winning business plan for those with long-term investment horizons, and a meaningful share repurchase program for those with short-term investment horizons. We have attempted to

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extract a real $16 offer from Huntsman and others, and reiterate our willingness to accept a fully-financed offer at that price if one is ever made.



                           REVIEW YOUR OPTIONS . . .



      Since no one has made a fully-financed offer for the Company in the last nine months, you should consider it a distinct possibility that there will be no imminent sale of Rexene, regardless of who sits on the Rexene Board. WHAT WILL HAPPEN THEN?



      If the Wyser-Pratte candidates are installed as directors, your Company will be controlled by individuals who have not expressed the slightest interest in its operations, who have no plan for Rexene's future, no recent relevant business experience and who will suddenly have to deal with the possibility of key employee and customer departures. WHAT EFFECT DO YOU THINK THIS WILL HAVE ON THE VALUE OF YOUR INVESTMENT?



                        . . . AND DO WHAT'S BEST FOR YOU



      The best interests of Rexene stockholders has been our only consideration in reaching our conclusions and recommendations to you, and we pledge our best efforts to continue to represent your interests. WE BELIEVE WE HAVE EARNED YOUR SUPPORT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY.



                                        ON BEHALF OF THE BOARD OF


                                           DIRECTORS



                                        SINCERELY,



                                      [ANDREW SMITH SIG]



                                        ANDREW J. SMITH


                                        Chairman of the Board


                                           and Chief Executive Officer

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                                   IMPORTANT



       Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy in the postage paid envelope provided. Remember, do not return any proxy card sent to you by the Wyser-Pratte group, not even as a vote of protest.



       If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. Then mail your proxy at once in the envelope provided. If you have any questions or need further assistance in voting, please call:



                             D.F. KING & CO., INC.


                                77 Water Street


                            New York, New York 10005


                            (212) 269-5550 (Collect)


                        CALL TOLL-FREE -- 1-800-714-3310